Exhibit 10.5

Annual Compensation of Non-Employee Directors

	2018	2017	2016
Name/Position	Retainer	Retainer	Retainer
Martin S. Friedman, Non-Employee Director	$24,000	$27,000	$36,000
Thomas M. Kody, Non-Employee Director	$24,000	$27,000	$36,000
John W. Edgemond IV, Non-Employee Director	$24,000	$27,000	$36,000
J. Randolph Babbitt, Non-Employee Director	$24,000	$27,000	$36,000
Michael G. Anzilotti, Non-Employee Director	$36,000	$39,000	$48,000
John C. Lee, IV, Chairman and Non-Employee Director	$36,000	$27,000	$—
Childs F. Burden, Non-Employee Director	$24,000	$18,000	$—
Mary Leigh McDaniel, Non-Employee Director	$24,000	$18,000	$—
Gary D. LeClair, Non-Employee Director	$24,000	$18,000	$—
Janet A. Neuharth, Non-Employee Director	$24,000	$18,000	$—

The Non-Employee Directors will be paid the 2018 retainer in equity.

In addition to the annual retainer, non-employee directors receive per meeting fees for board and committee attendance that are paid in cash monthly.